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                    SCHMIEDESKAMP, ROBERTSON, NEU & MITCHELL
                                   525 Jersey
                             Quincy, Illinois 62306

                                December 14, 1998

Philipp Brothers Chemicals, Inc.
One Parker Plaza
Fort Lee, NJ 07024

        Re:  Philipp Brothers Chemicals, Inc. Registration Statement on Form S-4

Dear Sirs:

                   We have acted as special counsel to The Prince Manufacturing Company, an Illinois corporation (the "Subsidiary"), in connection with the public offering of $100,000,000 aggregate principal amount of 9 7/8% Senior Subordinated Notes due 2008 (the "New Notes") of Philipp Brothers Chemicals, Inc., a New York corporation (the "Company"), which will be guaranteed, on a senior subordinated basis pursuant to the guarantees (the "Guarantees" and, together with the New Notes, the "New Securities") by the Subsidiary, Phibro-Tech, Inc., a Delaware corporation, Prince Agri Products, Inc., a Delaware corporation, MRT Management Corp., a Delaware corporation, Mineral Resource Technologies, L.L.C., a limited liability company formed under the laws of Delaware, Koffolk, Inc., a Delaware corporation, C.P. Chemicals, Inc., a New Jersey corporation, Phibrochem, Inc., a New Jersey corporation, the Prince Manufacturing Company, a Pennsylvania corporation, Phibro Chemicals, Inc., a New York corporation and Western Magnesium Corp., a California corporation (collectively, the "Guarantors"). The New Securities are to be issued pursuant to an exchange offer (the "Exchange Offer") in exchange for a like principal amount of the issued and outstanding 9 7/8% Senior Subordinated Notes due 2008 of the Company (the "Old Securities") under an Indenture dated as of June 11, 1998 (the "Indenture"), by and among the Company, the Guarantors and The Chase Manhattan Bank, as trustee (the "Trustee"), as contemplated by the Registration Rights Agreement dated June 11, 1998 (the "Registration Rights Agreement"), by and among the Company, the Guarantors and Schroder & Co. Inc.

         This opinion is being furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").


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Philipp Brothers Chemicals, Inc.
December 14, 1998
Page 2


         In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

         (i) The Registration Statement on Form S-4 (File No. 333-64641) as filed by the Company with the Securities and Exchange Commission (the "Commission") on September 29, 1998, Amendment No.1 thereto as filed with the Commission on November 23, 1998 and Amendment No. 2 thereto as filed with the Commission on December 14, 1998 (collectively, the "Registration Statement");

         (ii)     an executed copy of the Registration Rights Agreement;

         (iii)    an executed copy of the Indenture;

         (iv) the Articles of Incorporation of the Subsidiary certified as true and correct by the Secretary of State of the State of Illinois on May 18, 1998;

         (v) the Bylaws of the Subsidiary, certified as true and complete by an officer of the Subsidiary;

         (vi) copies of resolutions of the Board of Directors of the Subsidiary authorizing and approving, among other things, the execution and delivery of the Indenture and the Guarantees, certified by the Secretary of the Subsidiary as true and complete;

         (vii) the Form T-1 of the Trustee filed as an exhibit to the Registration Statement; and

         (viii) the form of the New Notes and the Guarantees.

         Items (i) - (viii) above are hereinafter referred to as the Examined Documents. Capitalized words and phrases having a defined meaning in the Examined Documents shall have the same meanings when used herein unless otherwise defined.

         We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

         In rendering these opinions we have assumed, with your permission and without having made any independent investigation of the facts: (i) the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all Examined Documents submitted to us as originals, the conformity to original documents of all Examined Documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents; (ii) that all parties other than the Subsidiary have the power, corporate or otherwise, to enter into and perform all obligations under all Examined Documents we have reviewed in connection with


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Philipp Brothers Chemicals, Inc.
December 14, 1998
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these opinions; (iii) that all the Examined Documents have been duly authorized, executed and delivered by, and each of them constitutes the legally valid and binding obligation of, such other parties, as applicable, enforceable against such other parties in accordance with their respective terms; (iv) that the resolutions of the Board of Directors of the Subsidiary in connection with the Purchase Agreement dated June 5, 1998 between the Company and Schroder & Co.
Inc. and the sale of the Old Securities have not been rescinded and revoked; and
(v) that all material factual matters, including, without limitation, representations and warranties, contained in the Examined Documents are true and correct as set forth therein.

         We note that the Indenture is by its terms governed by the laws of the State of New York. We are not admitted to practice in the State of New York, and accordingly express no opinion as to the laws of the State of New York. We express no opinion as to the validity of such choice of law. Our opinion should be understood to the effect to be given to such documents under the internal laws of the State of Illinois, if a court were to apply such law notwithstanding the parties' choice of other law.

         Members of our firm are admitted to the bar in the State of Illinois and we express no opinion with regard to any matter which may be governed by any law other than the federal law of the United States of America and the laws of the State of Illinois.

         Based upon and subject to the limitations, assumptions, qualifications and exceptions set forth herein, we are of the opinion that when (i) the Registration Statement becomes effective under the Act and the Indenture has been qualified under the Trust Indenture Act of 1939, as amended, and (ii) the New Securities have been duly executed and authenticated in accordance with the terms of the Indenture and have been delivered upon consummation of the Exchange Offer against receipt of Old Securities surrendered in exchange therefor in accordance with the terms of the Exchange Offer, the Guarantee of the Subsidiary will constitute a valid and binding obligation of the Subsidiary, enforceable against such Subsidiary in accordance with its terms.

         The opinion set forth above is qualified further as follows:

         A. The validity and enforceability of obligations, and the availability of rights and remedies, under the Indenture and under the Guarantees are subject to and may be limited or affected by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting creditors' rights generally (including, without limitation, Section 548 of the United States Bankruptcy Code, state fraudulent transfer laws and other similar laws relating to fraud on creditors ("Fraudulent Conveyance Laws")),
(ii) general principles of equity including, without limitation, concepts of materially, reasonableness, good faith and fair dealing


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Philipp Brothers Chemicals, Inc.
December 14, 1998
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and the possible unavailability of specific performance or injunctive relief, regardless of whether such validity or enforceability of obligations or availability of rights and remedies is considered in a proceeding in equity or at law and (iii) laws and legal principles imposing duties to act in good faith or in a commercially reasonable manner.

         B. The validity and enforceability of obligations, and the availability of rights and remedies, under the Indenture and the Guarantees may be further limited by other laws and judicial decisions with respect to or affecting remedial or procedural provisions contained in such documents. However, in our judgment and subject to the other qualifications set forth in this letter, such other laws and judicial decisions do not render the Indenture invalid as a whole or substantially interfere with realization of the principal benefits intended to be provided thereby.

         C. The validity and enforceability of obligations, and the availability of rights and remedies, under the Indenture, including the Guarantees under the Indenture, may be further limited by other laws and judicial decisions with respect to the enforceability of any waiver granted under Section 6.04 of the Indenture.

         D. In rendering the opinion expressed in this letter, we express no opinion with respect to: (i) any provisions in the Indenture pertaining to jurisdiction or venue, or (ii) any other provisions in the Indenture insofar as such provisions purport (A) to establish evidentiary standards or conclusive presumptions as to factual matters, (B) to appoint any person or entity as attorney in fact for one of the Subsidiaries, (C) to require amendments, modifications or waivers of any provisions of the Indenture to be in writing, or
(D) to provide that any person or entity (1) may have rights to release, exculpation, indemnity or contribution, (2) may have rights to the payment or reimbursement of attorneys' fees except to the extent that a court determines that such fees are reasonable, (3) may have rights to forfeiture or the payment of any sum as liquidated damages, penalties, late charges or prepayment premiums, (4) may have rights to any increase in any rate of interest upon delinquency in payment or the occurrence of a default, (5) may pursue inconsistent or cumulative remedies or (6) waives any right, remedy or defense.

         E. We also express no opinion as to any securities laws of any jurisdiction or the rules and regulations of the National Association of Securities Dealers, Inc.

         F. We call to your attention also that under the laws of the State of Illinois, any provision in an agreement requiring a party to pay another party's attorneys' fees and costs in any action to enforce the provisions of such agreement will be construed to entitle the prevailing party in any such action, whether or not such party is the party specified in such agreement, to be


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Philipp Brothers Chemicals, Inc.
December 14, 1998
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awarded its reasonable attorneys' fees, costs and necessary disbursement as determined by the court.

         We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

                                 Yours truly,

                                 /s/  Schmiedeskamp, Robertson, Neu & Mitchell